EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-106289) and related Prospectus of Gene Logic Inc. for the registration of 3,730,839 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 2003, except as to Note 13, as to which the date is February 25, 2003, with respect to the consolidated financial statements and schedule of Gene Logic Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland
September 22, 2003